T A N D E M

T H E O R Y

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made and entered into as of date set forth below and made effective as of the 8th day of May, 2018 (the "Effective Date") by and between: Tandem Theory. LLC, a Texas limited liability company with a principal place or business at 15400 Knoll Trail Suite 503 Dallas Texas 75248 (“Tandem”) and RMHB, a ___________company with a principal place of business at 9101 LBJ Freeway, Suite 200 Dallas, TX 75243 (“Client”) (each or Tandem and the Client a "Party" and collectively. the “Parties”) with reference to the following:

In consideration of the promises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tandem and the Client hereby agree as follows:

1.                Definitions. The following terms are defined as follows for purposes of this Agreement and the Statements of Work (as defined below) executed pursuant to this Agreement:

(a)               “Affiliate” means any legal entity (partnership, corporation, business trust, Limited Liability Company, limited liability partnership, Joint Stock Company, joint venture, or other entity) that Is owned, owns or is under common control with a Party hereto. Control and “own" means possessing a 50% or greater interest in an entity or the right to direct the management of the entity.

(b)              “Tandem Intellectual Property” means any and all tools, databases, data, methodologies, systems, analysis, frameworks, practices (including processes and techniques) that are owned by Tandem regardless of when Tandem acquired its rights in or to any of the foregoing. Tandem owns all of the Tandem Intellectual Property.

(c)               “Tandem Software” means software programs or configurations thereof, including but not limited to configurations of Third Party Software. source and object code, developed by Tandem for Client in performing the Services for Client, which is a Deliverable. Tandem Software does not include any Third Party Software.

(d)              “Deliverables” means the deliverables that Tandem prepares for and delivers to Client and described in a Statement of Work (whether or not accepted and/or used by Client) and all work in process for Client, as described in a Statement of Work , whether or not delivered Lo Client. Deliverables include all documentation (including without limitation all reports. presentations, minutes of meetings, emails, and other materials documenting Deliverables and information about Deliverables communicated to Client) and all ideas and concepts embodied therein, and all designs, plans, graphics, website pages. data collected, and formals of all of the foregoing and all revisions, alterations, variations, improvements, enhancements or derivative works therefrom, and any Tandem Software. Deliverables does not include any Third Party Software.

(e)               “Proprietary Rights” means all worldwide ownership, right, title and interest in and to patents, copyrights, trademarks, trade dresses, trade secrets and all other intellectual property and all applications, registrations and renewals applicable thereto and all rights to assign, license or sublicense the foregoing.

(f)               “Reimbursable Expenses” is defined as actual authorized expenditures made by Tandem in the performance of the Services which have been pre-approved in writing by Client.

(g)              “Services” means the services to be performed by Tandem for Client pursuant to this Agreement and any Statement of Work.

(h)              “Third Party Software” means software programs, including but not limited to source and object code, owned by any party other than Tandem.

2.                Services. Tandem shall perform for the Client the Services set forth on the Statement(s) of Work which are entered into by and between the Parties and which reference or are otherwise in support of this Agreement (each, a “Statement of Work”·or·”SOW”) and each of which are incorporated herein by this reference. Each SOW shall set forth the acceptance criteria for the Deliverables described that SOW.

3.                Agency Status. Agency is authorized to act on Client's behalf as Client's agent in order to perform the Services set forth on the Statement(s) of Work and to secure materials required to execute the Deliverables. In contracting for advertising space and time in any of the media, Client hereby authorizes and agrees that Agency may contract with media on Client's behalf on the basis of sequential liability, whereby Agency will be solely liable for payment to the extent that amounts have cleared from Client to Agency for advertising to be placed and Client will be solely liable to media with respect to payments for such placement to the extent that such amounts have not cleared to Agency.

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4.                Fees and Payment Terms. Fees and fee payment schedules shall be set forth in each Statement of Work, and fees shall be paid by Client to Tandem when due in accordance therewith. Upon termination of this Agreement, Tandem will be paid fees and expenses on a proportional basis for work in progress, up to and including the effective date of the termination, unless otherwise stated in the SOW. Client is responsible for any sales or use taxes due on the fees. Unless other terms are set forth in the SOW for work in progress, Client will pay Tandem for Services and will reimburse Tandem for previously approved expenses within thirty (30) days from receipt of Tandem's invoice, provided Tandem has furnished the documentation for expenses as reasonably required by Client.

5.                Changes in a Statement of Work.

(a)               If the Client requests any changes to a Statement of Work before or after Tandem begins work under such Statement of Work, the Client and Tandem will amend the Statement of Work and execute the amendment to such Statement of Work in accordance with this Agreement. The Client acknowledges that any changes to the Statement of Work may result in an increase in the fee and/or changes to the fee payment schedule, delivery schedule, or other items on such Statement of Work. Any such increase or changes will be addressed in the applicable amendment to such SOW.

(b)              Notwithstanding the provisions of 4(a) above, the provisions of any amendment to an SOW which describe changes in the Deliverables and/or the Services shall control only with respect to that particular SOW.

(c)               In the event that an SOW is not fulfilled to completion, due to cancellation of the program by the Client, Client agrees to provide Agency with sixty (60) days written notice of termination and agrees to compensate Tandem far any fees and/or costs that have been realized up to and including the effective date of the cancellation. Unless other terms are set forth in the SOW for work in progress, Client will pay Tandem for Services and will reimburse Tandem for previously approved reimbursable expenses within thirty (30) days from receipt of Tandem's invoice, provided Tandem has furnished the documentation for expenses as reasonably required by Client.

6.                Ownership of Intellectual Property. Title to and ownership of all Tandem Software and Tandem Intellectual Property (collectively referred to as "Intellectual Property") first developed or created by Tandem under this Agreement and all Proprietary Rights therein shall at all times remain with Tandem; however, Tandem, subject to the payment by Client of all charges related to the Services, grants to Client a personal, non-exclusive, non-transferable and royalty free license to use such Intellectual Property furnished to Client by Tandem for the duration of the Agreement or SOW. Except and to the extent expressly provided in this Section, no license or other right is hereby transferred or granted to Client, including any license by implication, estoppel or otherwise, under any patent, trade secret, trademark or copyright.

7.                Disclaimer of Warranties. The services and deliverables are provided "AS IS" without warranties of any kind, either express or implied, to the fullest extent possible pursuant to the applicable law. Tandem disclaims all warranties, expressed or implied, including, but not limited to, implied warranties of merchantability, fitness for a particular purpose, non-infringement or other violation of rights. Tandem does not warrant nor make any representations regarding the use, validity, accuracy, or reliability of, or the results of the use of, any services or deliverables.

8.                Indemnification of Tandem. Client will defend, indemnify and hold Tandem, its Affiliates and its and their officers, directors, managers, employees, and agents harmless from and against any and all claims, lawsuits, costs (including reasonable attorneys' fees and expenses), liabilities, damages, fines, settlements or other expenses incurred by or asserted against Tandem (collectively, "Claims") arising out of Client's breach of any of its representations or warranties set forth herein. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Tandem defend, indemnify, pay, protect, release or otherwise hold harmless Client from any Claim (including, without limitation any claims from any third party or any Non-Practicing Entity) for patent, trademark, copyright or other intellectual property infringement. A "Non-Practicing Entity" is defined as a patent owner who does not manufacture or use a patented invention, but nonetheless seeks to enforce its patent right through the negotiation of licenses and/or litigation.

Client shall be responsible for the accuracy, completeness and propriety of information concerning its organization, products, competitor's products and services which Client furnishes to Tandem in connection with the performance of this Agreement. Accordingly, Client agrees to defend, hold harmless, and indemnify Tandem, its Affiliates and its and their employees, directors, officers, managers, agents, and representatives against any claim, damage, loss, or expense, including reasonable attorneys' fees and costs, that Tandem may sustain as the result of any claim, suit, or proceeding brought or threatened against Tandem based on any information or materials supplied to Tandem by or through Client in connection with Tandem's Services hereunder, including without limitation, product liability claims, fraud and false advertising claims, claims for personal injury and bodily harm by any party, and copyright, trademark and patent infringement claims; and any and all claims made by media vendors as a result of media commitments made pursuant to Client's prior written approval as provided for herein. Client's obligation to defend, indemnify, and hold harmless will survive the termination of this Agreement.

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9.                Limitation of Liability. Under no circumstances, including, but not limited to, negligence, shall Tandem be liable for (i) any direct, indirect, special, incidental or consequential damages, including, but not limited to, loss of data or profit, even if advised of the possibility of such damages, (ii) punitive damages, loss of savings or business, loss of commercial reputation or other economic loss, or (iii) damages that could have been avoided, using reasonable diligence. Tandem's liability under this Agreement and any Statement of Work or Purchase Order, regardless of the form of action, shall not exceed the total amount paid by client under the applicable Statement of Work or Purchase Order. Tandem shall not be liable to any person or entity for any error in judgment with respect to decisions by Tandem, provided that Tandem acted in good faith, or for any other error, act or omission, provided that Tandem is not grossly negligent with respect to such error, act or omission. Tandem shall not be liable for any claim or demand against client by any third party.

10.             Term & Termination.

(a)               This Agreement is effective as of the Effective Date first stated above, and will continue in full force and effect from that date until terminated by either party upon forty-five (45) days prior written notice (the “Notice Period”). Written notice cannot be given during the first ninety days (90) from the date of execution.

(b)              During the Notice Period, the Agreement will remain in full force and effect, and Agency's and Client's rights, duties and responsibilities shall continue in full force and effect during the Notice Period, including the payment by Client of any fees or other compensation (e.g. the then-current Monthly Fees and incentive compensation) due Agency hereunder. If the termination date falls in the middle of the month, the Monthly Fee for that month shall be pro-rated based on the number of days elapsed in the month through the effective date of termination.

(c)               Upon final payment by Client of all outstanding Agency and third party fees and expenses, Agency will, at Client's request, transfer, assign and make available to Client or Client's designated representative, at Client's cost, all property and materials in Agency's possession or control belonging to and paid for by Client, including, but not necessarily limited to, all files, reports and other written documents which have come into Agency's possession from Client or which relate to Client's business, and materials and work in progress prepared by Agency for Client (which shall be Client's sole responsibility except to the extent that it may be otherwise agreed upon in writing between the parties). Client agrees to accept such transfer and assignment and to reasonably cooperate with Agency in effecting the same.

(d)              Agency shall give all responsible cooperation toward transferring with approval of third parties in interest all reservations, contracts and arrangements with advertising media, or others, for advertising space and time, or materials yet to be used, and all rights and claims thereto and therein, upon being duly released from the obligations thereof. Any contracts or commitments that cannot be transferred or assigned to Client shall be carried to completion by Agency and paid for by Client in accordance with the terms of this Agreement, unless some other mutually acceptable approach is agreed to by Agency and Client in writing. Client agrees to indemnify Agency with respect to all uncompleted contracts and reservations so transferred to Client and all non-cancelable commitments entered into by Agency on Client's behalf.

(e)               Either party shall have the right immediately to terminate this Agreement in the event: (i) a party becomes insolvent or is subject to the direct control of a temporary or permanent liquidator, receiver, trustee or custodian for all or a substantial part of its assets or business; (ii) a party makes an assignment for the benefit of creditors; or (iii) a party files a bankruptcy petition or a petition to take advantage of any insolvency laws.

(f)               This Agreement or any SOW may be terminated by either party in the event that the other party has materially breached any term of this Agreement or SOW (i) upon receipt of written notice thereof if the nonperformance or breach is incapable of cure, or (ii) upon the expiration of thirty (30) days (or such additional cure period as the non-defaulting party may authorize) after receipt of written notice thereof if the nonperformance or breach is capable of cure and has not been cured. A material breach of a term will include, but is not limited to the following:

(i)                Tandem's failure to make delivery of the Deliverables or to perform the Services as described in the SOW;

(ii)               If Tandem becomes insolvent, is unable to pay its debts as they become due, files a voluntary petition to bankruptcy, makes an assignment for the benefit of creditors, or if a petition under bankruptcy laws is filed against Tandem:

(iii)             If Client becomes insolvent, is unable to pay its debts as they become due, files a voluntary petition to bankruptcy, makes an assignment for the benefit of creditors, or if a petition under bankruptcy laws is filed against Client:

(iv)             Client fails to make delivery of specific and certain information necessary to perform Services or fails to make payments to Tandem within the time specified in the SOW;

(v)              Client's breach of any representation or warranty contained herein.

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11.             Confidential Information. The Parties hereby acknowledge and agree to the terms of the Non Disclosure Agreement executed prior to or concurrently with this Agreement by the Parties.

12.             General Provisions.

(a)               Independent Contractor. The sole relationship between Tandem and the Client shall be that of independent contractors and not that of partnership, agency, joint venturers, employees or other representatives. Nothing express or implied herein shall confer upon any third party any rights, remedies, obligations, or liabilities. Neither Party has the right to enter into any contracts or commitments in the name of or on behalf of the other Party, or to bind the other Party in any respect. Tandem will direct the manner in which the Services are performed and the specific hours worked, consistent with the terms of this Agreement and any applicable SOW. Tandem acknowledges that all persons furnished by Tandem are solely the personnel of Tandem, and that Client is not responsible for providing any workers' compensation, disability or other insurance on behalf of Tandem or its personnel or providing any other benefits to Tandem or its personnel which are made available by Client to its personnel, if any.

(b)              Entire Agreement. This Agreement, together with all SOWs, whether signed on or after the date of this Agreement, and the Non-Disclosure Agreement (referenced in Section 12 above) constitute the entire understanding between the Parties with respect to the Services and Deliverables. Any other prior agreements or understandings, whether oral or written, that pertain to the same subject matter are entirely superseded by this Agreement.

(c)               Amendment/Waiver. This Agreement shall not be modified, nor shall any provision hereof be waived or amended, except by a written amendment duly executed by Tandem and the Client. A waiver of any provision hereof with respect to one event shall not be construed as continuing, or as a bar to or waiver of any right or remedy as to subsequent events.

(d)              Severability. If any provision hereof shall be held to be invalid or unenforceable, then such provision shall be severed from this Agreement and this Agreement will otherwise remain in full force and effect.

(e)               Governing Law/Venue. This Agreement shall be construed in accordance with the laws of the State of Texas, excluding any choice of law rules requiring application of the laws of any other jurisdiction in the construction and interpretation of this Agreement. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods, and any local implementing legislation, will not apply to this Agreement. Tandem and Client acknowledge that the state and federal courts of the State of Texas have exclusive jurisdiction over this Agreement, and specifically waive any claims they may have which involve jurisdiction or venue, including but not limited to forum non conveniens.

(f)               Notices. All notices and communications to be given under this Agreement shall be in writing, by certified or registered mail, next-day express courier or electronic facsimile (with evidence of confirmation of receipt and a duplicate copy sent by next-day express courier). Notices will be sent to the following addresses:

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To Tandem:

Tandem Theory. LLC

15400 Knoll Trail Suite 503

Dallas Texas 75248

Attn: Michelle Hagen

Telephone: 214.415.1890

To RMHB:

9101 LBJ Freeway Suite 200

Dallas, TX 75243

Attn: Michael Welch

Telephone: (214) 616-4994

Facsimile:

Either party may change its address for purposes of this Agreement by notice given in compliance with this Section. All such notices. Requests, demands and communications will be deemed to have been given on the date of del very if sent by facsimile (with a copy sent by overnight courier service) or sent by reputable courier service, or on the seventh business day following the mailing thereof if sent by certified or registered mall, postage pre-paid, return receipt requested.

(viii)           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Facsimile signatures or signatures on an electronic image (such as .PDF or .JPG format) will be deemed to be original signatures.

(ix)             Assignment. This Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party, unless such an assignment occurs in connection with the sale of all or substantially all of the assets of Tandem or Client or a transaction in which all or substantially all of Tandem's or Client's business is sold. Notwithstanding the foregoing, Tandem may assign this Agreement in whole or in part to Its respective Affiliates without the prior written consent of Client. Any attempted assignment In violation of the foregoing will be void and of no effect.

(x)              Name Rights. Client agrees that during the Term, Tandem may publicly refer to Client, orally and in writing, as a client of Tandem in client lists and other promotional materials and communications, including but not limited to, press releases, brochures, reports, letters, and electronic media such as e-mail or Web pages.

(xi)             Force Majeure. If either party cannot perform any of its respective obligations for reasons beyond its reasonable control, (including but not limited to acts of God, acts of the United States or any pertinent governmental authority, fires, floods, explosions or other catastrophes, epidemics and quarantine restrictions, and freight embargoes) then the non performing party will (i) notify the other party, (ii) take reasonable steps to resume performance as soon as possible, and (iii) not be considered in breach during the period performance is beyond the party's reasonable control. Nothing in this section shall excuse payment by Client to Tandem for Services performed.

(SIGNATURE PAGE FOLLOWS IMMEDIATELY)

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IN WITNESS WHEREOF, the Parties by their duly authorized representatives have caused this Master Services Agreement to be effective as of the date first written above.

Date:	Dated: 5/8/18

Tandem Theory, LLC /s/ Michelle Hagen (Signature of authorized representative) CEO (Title of authorized representative) Michelle Hagen (Printed name)	Rocky Mountain High Brands, Inc. /s/ Michael R. Welch (Signature of authorized representative) President & CEO (Title of authorized representative) Michael R. Welch (Printed name)

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